FIRST AMENDMENT TO SEVERANCE AGREEMENT

This First Amendment to Severance Agreement (the “Amendment”) amends the Severance Agreement between DiamondRock Hospitality Company (the “REIT”) and William J. Tennis (the “Executive”) with an effective date of January 4, 2010 (the “Agreement”). This Amendment shall be effective when it becomes fully executed (the “Amendment Effective Date”).

WHEREAS, the Executive has been and remains a valuable employee of the REIT;

WHEREAS, the Executive has expressed his intention to retire from employment with the REIT on a date yet to be determined; and

WHEREAS, the REIT seeks to induce the Executive to remain employed at least through 2021, to engage in appropriate succession planning and to achieve an orderly transition of the Executive’s responsibilities to a successor;

NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, the REIT and the Executive agree as follows:

1.Capitalized terms that are not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

2.Section 2(h) of the Agreement is stricken and replaced by the following:

(h) Retirement. As used in this Agreement, “Retirement” shall mean the Executive’s voluntary resignation from employment other than for Good Reason so as to constitute a separation from service for purposes of Code Section 409A; provided, however, that (i) the Date of Termination occurs on or after December 31, 2021 and (ii) the Executive gives at least three (3) months’ advance notice to the REIT of the Date of Termination. Such notice shall not affect either party’s right to terminate employment otherwise pursuant to this Agreement; provided, however, that clause (i) of the definition of Good Reason in Section 2(f) shall have no force or effect after any such notice of resignation. The Executive’s employment with and service in any and all offices of the REIT and of any affiliate of the REIT shall end effective on the Date of Termination.

3.    A new Section 2(i) shall be added to the Agreement immediately following Section 2(h), with the following text:

(i) Multiplier. The “Multiplier” shall mean:

(i) if the Date of Termination occurs on or before December 31, 2022, two (2);

(ii) if the Date of Termination occurs in the month of January, 2023, one (1);

(iii) if the Date of Termination occurs in 2023 after January 31, 2023, one (1) minus an amount equal to the product of 0.0833 times the number of completed months of 2023 as of the Date of Termination; and

(iv) if the Date of Termination occurs after 2023, zero (0).

4.    A new Section 2(j) shall be added to the Agreement immediately following Section 2(i), with the following text:

(j) Special Retention Award. The “Special Retention Award” shall mean that certain award to the Executive of restricted stock with a “Grant Date” as defined therein of March 2, 2021.

5.    A new Section 2A shall be inserted in the Agreement immediately following Section 2 and shall state the following:

2A. Salary and Bonus

Unless otherwise agreed in writing, neither the Executive’s base annual salary rate nor the Executive’s target bonus of 90% of the Executive’s base annual salary rate shall be subject to decrease during the remainder of the Executive’s employment with the REIT.

6.    Section 3(b)(ii) of the Agreement is amended by replacing “two” with “the Multiplier.”

7.    Section 3(d) of the Agreement is stricken and replaced by the following:

(d) Termination In the Event of Retirement. If the Executive’s employment terminates because of his Retirement, then in addition to the benefits under Section 3(a) above, the Executive shall be entitled to receive the following:

(i) a pro-rata bonus, payable within 60 days after the Date of Termination, for the fiscal year determined through the Date of Termination and calculated based on the target bonus for such fiscal year; and

(ii) notwithstanding the Retirement by the Executive and notwithstanding any equity compensation award terms to the contrary: (A) any equity compensation awards that are subject to time-based vesting shall become 100% vested as of the Date of Termination, except that the vesting terms of the Special Retention Award with respect to a Retirement shall be governed by the terms of the Special Retention Award; and (B) all other equity compensation awards (such as restricted stock that vests based on one or more performance metrics) shall continue to vest on the terms as set forth in the equity compensation award agreement as if the Executive remained continuously employed by the REIT through all vesting events. For the avoidance of doubt, clauses (A) and (B) shall apply to equity compensation awards issued on, before or after the date of the Amendment.

8.    Section 8(a) of the Agreement is stricken and replaced by the following:

(a) 409A. Notwithstanding anything to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and any of the REIT's stock is publicly traded on an established securities market or otherwise, to the extent necessary to avoid any penalties under Section 409A of the Code, any payment hereunder may not be made before the date that is six months after the date of separation from service. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

9. Section 8(f) of the Agreement is amended by:

(i) changing the address of the REIT from “6903 Rockledge Drive, Suite 800; Bethesda, MD 20817” to “2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814”; and

(ii) changing the address of the Executive from “8113 River Falls Drive, Potomac, Maryland 20854” to “7813 Oldchester Road, Bethesda, MD 20817.”

The remainder of the Agreement is not affected by this Amendment.

[Signature Page Follows]

This Amendment is entered into by the parties as of the Amendment Effective Date.

DIAMONDROCK HOSPITALITY COMPANY

By: _/s/ Mark W. Brugger__________ __March 12, 2021____
Mark W. Brugger Date
President and Chief Executive Officer

EXECUTIVE

__/s/ William J. Tennis______________ __March 12, 2021____
William J. Tennis Date
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